DISH NETWORK L.L.C.

INTERNATIONAL AFFILIATION AGREEMENT

Mlife

This Affiliation Agreement, together with the DISH Network L.L.C. International Affiliation Agreement Standard Terms and Conditions (hereinafter “Standard Terms and Conditions”) attached hereto and incorporated into this Agreement by this reference (collectively the “Agreement”), is made and effective as of the Effective Date specified in Part A (the “Effective Date”), by and between Dandana, LLC (“Network”), a limited liability company organized and existing under the laws of the State of New Jersey, United States of America, with a place of business at 87 W. Passaic St., Rochelle Park, NJ 07662 and DISH Network L.L.C. (“DISH”), a limited liability company duly organized and existing under the laws of the State of Colorado, United States of America, having a place of business at 9601 South Meridian Boulevard, Englewood, Colorado 80112.

WHEREAS: DISH desires to obtain the rights to broadcast the audio and/or video programming channel(s) defined herein as the Service to consumers in the Territory;

NOW, THEREFORE, in consideration of the mutual promises and the covenants hereinafter set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Network and DISH agree as follows:

PART A

TRANSACTION INFORMATION

Effective Date: The date upon which all parties hereto have executed this Agreement.

Anticipated Launch Date: Within sixty (60) days after the Effective Date, or as soon thereafter as DISH deems commercially reasonable (not to exceed one hundred and twenty (120) days after the Effective Date), in its sole discretion, provided that DISH has received a high quality continuous Signal as well as the IRDs described in Section 4.1.1 of the Standard Terms and Conditions at the Delivery Point (as defined below) within forty-five (45) days of the Effective Date and further provided that DISH has not less than forty-five (45) days to test such Signal and IRDs prior to launching the Service. For purposes of this Agreement, the date that DISH launches the Service for third party reception shall be the “Launch Date.”

Term and Renewal: The initial term of this Agreement shall be for a period of six (6) months commencing on the Effective Date and expiring at 11:59:59 p.m. MST on the sixth (6th) month anniversary thereof (the “Term”). Thereafter DISH, in DISH’s sole discretion, shall have the right renew upon the same economic and non-economic terms and conditions for one (1) additional one (1) year period; provided that, if at any time during such renewal period the Service ranks third (3rd) or lower in its respective Bundled Service, in addition to any other rights DISH may have under this Agreement, DISH shall have the right to terminate this Agreement effective thirty (30) days’ following delivery by DISH of written notice to Network. The “Term” shall include the initial term and any subsequent renewal terms of this Agreement.

Territory: The fifty (50) United States of America including its territories, possessions, commonwealths and trusteeships (the “Territory”).

Network Foreign Language: Arabic.

Exclusivity Limitations: None.

Packaging Requirements: None.

EPG Failure Reimbursement: Two Thousand Five Hundred Dollars (USD $2,500) per instance (the “EPG Failure Reimbursement”).

Delivery Point: DISH’s receive and uplink facility located in Cheyenne, Wyoming.

Delivery Method: Via a domestic communications satellite commonly used for the commercial transport and delivery of television programming services.

PART B

SERVICE DESCRIPTION

Service: Definition, Content Description. The Service shall consist of the following video and audio channel(s) including the constituent elements thereof:

MLife

The MLife channel comprising the Service is, and at all times during the Term shall remain, a 24-hour-per-day, 7-day-per-week channel consisting of original (i.e. programming that has not previously been provided in the Territory by Network or any other person or entity) Network Foreign Language (as defined in Part A) music video content broadcasting Arabic music programming focused on live and exclusive concerts, fast beat video clips, dance videos and fashion shows with content from throughout the Arab world, and shall be deemed to include the same Service (including any individual programming components included therein) distributed under any other service name or in any other language, now or in the future. DISH shall receive the same Service (including programming components included therein) distributed under any other service name or in any other language, now or in the future, and be entitled to receive and distribute all feeds of the Service delivered by Network at no additional cost or expense. Network shall not increase or decrease its then current level of production of local sports, news, weather and event programming, or any other programming content appearing on the Service as of the Effective Date without the advance written consent of DISH. At all times throughout the Term, at sixty percent (60%) of the daily hours of the programming on the Service shall be original programming distributed exclusively on the Service in the Territory. No movie, episode or other content (except commercial insertions as limited by Section 3.1 in the Standard Terms and Conditions) will appear on the Service more than eight (8) times in any twelve (12) month period regardless of the time slot.

The channel comprising the Service shall be further defined by and comply with the following requirements: a 24-hour-per-day, 7-day-per-week channel consisting of a music video content broadcasting Arabic music programming focused on live and exclusive concerts, fast beat video clips, dance videos and fashion shows with content from throughout the Arab world and beyond.

The constituent elements of the Service set forth in this Part B shall collectively be referred to herein as the “Service Description” and Network agrees that the Service Description is essential to this Agreement.

PART C

LICENSE FEES

1. License Fees. Subject to Section 5 of the Standard Terms and Conditions, DISH shall pay Network the following fees for each Reporting Period during the Term (the “License Fees”), with respect to distribution of the Service via satellite, the world wide web or any other form of distribution as DISH may now or in the future use as part of a Bundled Service or on an a-la-carte basis (including, for clarity, Service Subscribers receiving the Service as an ‘add-on’ to any bundled service): Forty percent (40%) of the Service Revenues attributable to such distribution net of DISH’s third party provider costs, if applicable.

2. Sub-distributors; PCOs. All License Fees originating from Sub-distributor-served Service Subscribers shall be subject to reduction by DISH by up to forty percent (40%) with respect to any such Sub-distributor Service Subscriber(s); provided that such reduction shall not exceed the proportionate percentage of any reduction in retail price actually given to the corresponding Sub-distributor.

PART D

ADVERTISING AND COMMERCIAL INSERTIONS; MARKETING

Network Advertising Allocation: Ten (10) minutes per hour.

DISH Advertising Allocation: Two (2) minutes per hour.

Cue Tones: Within four (4) months after the Launch Date, Network shall deliver the Signal with industry standard DTMF cue tones for the insertion of up to a maximum of twelve (12) minutes per hour of commercial advertising time. Until such cue tones are delivered or at any time thereafter upon DISH’s request, DISH may deliver all or part of its Advertising Allocation to Network via FTP or courier, at Network’s sole cost and expense, and Network shall insert such Advertising Allocation at Network’s sole cost and expense.

Revenue from Advertising: Each party shall be entitled to retain 100% of any revenues generated from its respective Advertising Allocation.

Marketing Commitment: Each calendar year during the Term, Network shall expend not less than Fifty Thousand Dollars (USD $50,000), prorated for partial calendar years, marketing and promoting the availability of the Service on DISH Network to new and potential customers, and shall provide to DISH, once per annum, or more frequently upon DISH’s written request, a report detailing the nature and scope of such marketing efforts and the actual amounts expended in association therewith. Network’s obligations set forth in this paragraph shall be the “Marketing Commitment”. If Network fails to perform or produce reasonable evidence demonstrating performance of the Marketing Commitment, then DISH shall offset any Marketing Commitment shortfall from the License Fees as liquidated damages and not as penalty.

PART E

ADDITIONAL PROVISIONS

1. VOD Content. Video on demand shall be defined as specific programming from the Service that may be transmitted to a Subscriber, at such Subscriber’s request, with the exhibition of any such program occurring following such Subscriber’s request. At all times during the Term, Network must offer DISH all Network-owned or otherwise Network-controlled video on demand and syndicated programming content (the “VOD Content”) for distribution by DISH on a video on demand basis. Upon sixty (60) days written notice from DISH to Network and on a monthly basis (i.e., on the first day of each month) thereafter, Network shall provide to DISH a written report setting forth the VOD Content that will be available to DISH for distribution three (3) months from such date (for example, on January 1, Network shall notify DISH of the VOD Content that will be available for distribution by DISH beginning April 1 of the same calendar year). Within thirty (30) calendar days of receiving Network’s notice, DISH will notify Network of the VOD Content DISH plans, in its sole discretion with no obligation, to distribute. DISH shall have the exclusive right, but not the obligation, to distribute any or all of the VOD Content in the Territory. There shall be no advertisements in any VOD Content unless specifically agreed to in writing by DISH. In the event DISH distributes VOD Content at no specific incremental subscription fee to view such VOD Content, DISH shall not be required to make any payments to Network in connection with the VOD Content. To the extent DISH charges a specific incremental subscription fee to view such VOD Content, then DISH shall remit forty percent (40%) of such subscription revenues received by DISH attributable to such VOD Content to Network as a part of the License Fees. Network, at its sole cost and expense, shall deliver such VOD Content to DISH via file transfer protocol in accordance with DISH’s standard technical and encoding requirements (as determined by DISH from time to time). Network agrees to provide metadata for the VOD Content to DISH’s third party programming guide services provider, currently Tribune Media Services.  DISH will provide, from time to time, the metadata specifications that Network must deliver in accordance with the foregoing sentence.

2. Free Promotion. DISH shall have the right to offer the Service free of charge to Service Subscribers or potential Service Subscribers for up to thirty-five (35) days after the Launch Date (a “Free Promotion”). DISH shall not be obligated to pay any License Fees for Service Subscribers who are receiving a Free Promotion.

3. Team Summit. Each calendar year during the Term, Network shall contribute Five Thousand Dollars (USD $5,000) towards DISH’s annual “Team Summit” event. Such amount will automatically be offset against the License Fees from the Reporting Period during which such annual Team Summit event takes place (or, at DISH’s sole election, the immediately preceding Reporting Period). If all or any portion of such amount remains outstanding after deduction from the License Fees from such Reporting Period, then DISH will invoice Network for the outstanding amount, which invoice Network agrees to pay in full immediately upon receipt. Any such payment not made by Network to DISH within thirty (30) days after it is due shall accrue interest at the rate of one percent (1%) per month or the highest rate allowed by applicable law, compounded monthly from the date such amount is due until it is paid

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date in accordance with the terms and conditions set forth above along with the Standard Terms and Conditions attached hereto.

NETWORK	DISH NETWORK, L.L.C.
/s/Andy Altahawi	/s/
By: Andy Altahawi	By:
Title: President	Title:
Date: July 25, 2012	Date:

DISH NETWORK L.L.C.

INTERNATIONAL AFFILIATION AGREEMENT

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS.

“Affiliate” means any person or entity that directly or indirectly or through one or more intermediaries, controls or is controlled by, or is under common control with a party to this Agreement; and for the purposes of this definition, the term control (including the words controlling or controlled by) shall mean the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting securities, by contract or otherwise.

“Bulk-Billed Service Subscriber” means either Service Subscribers in Commercial Locations or Residential Locations that are billed by DISH on the basis of bulk subscription.

“Commercial Location” means any commercial establishment including without limitation a bar, tavern, restaurant, hotel guest room, hospital patient room, or private office or similar establishment (and may, for the avoidance of doubt, include all public, private and free-to-guest facilities and all sub-distributees).

“IPTV” means the electronic delivery of an encrypted video comprised of packetized data by means of Internet Protocol (as that term is commonly understood in the Internet industry) through an encrypted, point-to-point system architecture; but shall not, for the avoidance of doubt, include any electronic delivery for receipt and viewing via (i.e., directly accessible via) the world wide web.

“IRDs” means industry standard, professional grade primary and secondary integrated receiving devices (including smart cards) that are fully authorized and capable of decoding each channel included within the Service.

“Network Foreign Language” means the primary language comprising the audio portion of the Service, together with all dialects or variations thereof (as described particularly in Part A).

“Reporting Period” means the period between the 22nd day of one calendar month and the 21st day of the following calendar month. Such Reporting Period may change from time to time in DISH's sole judgment, provided that DISH shall provide Network with notice of any such change.

“Residential Location” means a single-family home or other fixed dwelling of any kind (i.e. apartment, town home, condo, duplex, assisted living facility, etc.).

“Service” means each audio and/or video programming channel (including each and every constituent element thereof) as particularly described on Part B, and any VOD Content.

“Service Subscriber” means any direct customer of DISH in the Territory who is expressly authorized by DISH to receive the Service and actually receives the Service and that is active and in good standing. Each single Residential Location and Commercial Location, regardless of the number of televisions or IRDs within the location or establishment, shall be deemed to be a single Service Subscriber. Any Service Subscriber who receives the Service from DISH or any of its Affiliates: (A) through more than one (1) distribution technology; (B) to more than one type of device; and/or (C) in more than one package of services shall be included in the Service Subscriber count as only one (1) Service Subscriber. DISH shall be entitled to determine, in its sole discretion, whether a particular Service Subscriber is located in a Residential Location, Commercial Location or is a Bulk-Billed Service Subscriber. Notwithstanding anything else in this Agreement to the contrary, the following shall not be considered a “Service Subscriber” requiring payment to Network: (a) DISH and/or any of its Affiliates' test sites; (b) DISH's and/or any of its Affiliates' retailer showrooms; (c) employees of DISH and/or any of its Affiliates (d) any VIP accounts or test sites authorized by DISH at the request of Network (provided that DISH shall not be required to authorize any such accounts or sites); (e) any government offices or educational facilities that receive the Service free of charge; (f) any Service Subscribers that have not paid their monthly programming bill for a given month and are thereafter subject to disconnection and/or de-authorization; (g) persons who are receiving the Service without DISH’s express authorization (e.g., so-called ‘pirates’ and parties that provide false or misleading information to DISH at the time of account activation); and (h) persons receiving the Service from DISH solely as a function of transport and who are paying Network either directly or through an independent third party.

“Signal” means the encrypted video and audio signal of the Service (including all constituent elements thereof) using a minimum of 5 Mbps of bandwidth that complies with DISH’s technical specifications as announced by DISH from time to time.

In addition,

(a) any reference to a ‘person’ or to an ‘entity’ or to a ‘third party’ includes any individual, company, corporate body, corporation, sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organization or trust (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(b) any reference to a ‘Part’ or ‘Section’ (other than to a section of a statutory provision) is a reference to a Part to, or Section of (as the case may be), this Agreement;

(c) any references to ‘a party’, ‘the parties’, ‘each party’, ‘neither party’ or ‘other party’ in this Agreement are references to Network on the one hand and DISH on the other hand as the context requires;

(d) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, modified, extended, replaced or reenacted (whether before or after the date of this Agreement) and any order, rule, regulation, or other subordinate legislation made under it;

(e) the term ‘or’ shall mean any option or combination of options in the applicable series unless specifically indicated otherwise (e.g., through the use of either-or or neither-nor).

(f) the term ‘day’ when used herein, unless specified as a ‘business day’ shall mean a calendar day. For the purposes of this Agreement a ‘business day’ shall mean a weekday (other than a Saturday or a Sunday) excluding any national (U.S.) holiday;

(g) where any right or license is described herein as ‘exclusive’ that shall mean that Network shall not grant the same or similar right or license to any person or entity for exploitation within the Territory, other than DISH, nor exploit such right or license itself, except as otherwise set forth herein. For the avoidance of any doubt, where any right or license is neither described to be granted on an ‘exclusive basis’ or ‘non-exclusive basis’, such right shall be deemed to be exclusively granted and Network shall not be entitled to grant the same right or license to any third party for exploitation within the Territory nor to exploit such right or license itself.

2. GRANT OF RIGHTS.

2.1 Grant of Rights. Network hereby grants to DISH and/or its Affiliates the exclusive license and right (but not the obligation) along with all intellectual property rights appurtenant thereto (including without limitation all copyright, trademark, and performing rights that are necessary or desirable to exhibit, display and broadcast the content that airs on the Service) to: (i) receive and decrypt the Service; (ii) display, exhibit, perform and distribute the Service to Service Subscribers in the Territory using any and all forms of satellite technology along with any and all other means or methods of transmission, via any or all platforms (whether now existing or developed in the future including without limitation terrestrial cable, fiber optic cable, broadband, IPTV, or other web based or non-web based internet protocol technologies), in any format, including, but not limited to, multimedia, interactive, three dimensional, or other augmented or enhanced format for receipt using all forms of audio visual receive equipment now existing or hereafter developed; (iii) advertise, promote, publicize, market and sell subscriptions to the Service to consumers in the Territory at Residential Locations and Commercial Locations; (iv) utilize any portion of the Service for purposes of advertising, marketing and promoting the Service as distributed by DISH; (v) up-convert the Signal from standard definition to high definition; (vi) transport the Signal as necessary to exercise the rights granted herein and on a commercial basis to third parties who derive rights to the Service independent of DISH; and (vii) sub-license and re-sell the Service to other multi-channel video providers, in the Territory ). Network will take all steps and execute all documents as reasonably requested by DISH to perfect the foregoing rights and Network further agrees to: (a) commence timely legal action or process utilizing the legal counsel of DISH’s choosing, at Network’s sole cost and expense, seeking to enforce the rights granted to DISH under this Agreement and, as appropriate, damages; or at the election of DISH, (b) join and cooperate in any action brought by DISH to enforce said rights; and (c) provide proof, in a form reasonably satisfactory to DISH, of Network’s ownership of all rights necessary to grant to DISH the rights contracted for in this Agreement.

2.1.1 Network agrees that any attempt by Network to grant those rights granted to DISH in this Section 2 on an exclusive basis shall constitute a material breach of this Agreement and, for clarity, that any such attempted or purported grant shall be null, void and of no legal effect.

2.2 Additional Services; Additional Rights. In the event that Network or any Network Affiliate acquires the rights (directly or indirectly) to distribute any additional programming content or services (“Additional Services”) in the Territory, or desires to exploit any rights appurtenant to the Service not expressly granted to DISH hereunder (“Additional Rights”), Network shall offer to DISH (in a writing that complies with Section 13.5) the exclusive right to distribute such Additional Services and/or exploit such Additional Rights, on the same terms and conditions set forth in this Agreement and DISH shall have a period of sixty (60) days to accept such offer. If DISH does not accept such offer, Network may offer the Additional Services and/or Additional Rights to other video programming distributors in the Territory, provided that if Network offers the Additional Services and/or Additional Rights to such other video programming distributor(s) on terms that are more favorable to such other distributor(s) than the terms contained herein, then before entering into a definitive agreement with such other distributor(s), Network will first re-offer the Additional Services and/or Additional Rights to DISH (in a writing that complies with Section 13.5) on such more favorable terms and DISH shall have a period of thirty (30) days to accept such offer. No officer, director, shareholder or employee of Network or any Network Affiliate shall undertake any act or omission to circumvent the application of this Section 2.2 including, without limitation, the purposeful creation of an entity that does not conform to the definition of Affiliate set forth herein above.

3. CONTENT OF THE SERVICE.

3.1 Content Requirements; Prohibitions. Throughout the Term, Network shall ensure that the Service complies in all material respects, at all times, with the Service Description (which Service Description is essential to this Agreement), and shall not contain content other than as so described in the Service Description unless DISH and Network otherwise agree in writing. Network agrees that the Service (including any advertisements contained therein unless such advertisements were produced and inserted by DISH) may not, under any circumstance, contain: (i) advertisements for, or otherwise mention, any distributor of programming services that are not owned and/or operated by DISH and/or its Affiliates or any other programming services that are not carried by DISH; (ii) programming that, under United States law, rule or regulation is (or in the reasonable judgment of DISH is likely to be deemed) defamatory, libelous, slanderous or obscene; (iii) programming that violates or infringes (or in the reasonable judgment of DISH is likely to violate or infringe) any copyright, trademark, right of privacy or literary or dramatic right of any person or entity; (iv) direct on-air sales programming (infomercials); or (v) promotion or marketing of “800”, “888”, “900”, or “976” telephone services, or other similar services that bill a caller for placing or confirming the call (other than for the telephone company’s cost of the call).

3.2 Violative Content. If DISH, in its reasonable judgment, determines that during any Reporting Period: (i) the Service includes or included programming that is prohibited under Section 3.1; (ii) Network has granted or attempted to grant any exclusive rights granted to DISH in Section 2.1 to another person or entity; or (iii) the programming on the Service does not comply with the Service Description set forth in Part B, then DISH may, in addition to any other rights it may have under this Agreement, at law or in equity, elect to: (a) retain 100% of the License Fees generated during the corresponding Reporting Period(s) as liquidated damages and not as a penalty, Network recognizing that DISH would be irreparably harmed as a result of such programming and that its damages would be difficult to ascertain; or (b) pre-empt any portion of the Service that is prohibited by Section 3.1 and replace such pre-empted programming with programming it deems non-violative; or (c) immediately suspend or discontinue its performance hereunder including, without limitation, suspending or discontinuing carriage of the Service upon written notice to Network. In the event DISH elects to suspend carriage of the Service, this Agreement shall remain in full force and effect with respect to the rights granted to DISH and only the duties and obligations of DISH shall be suspended until such time as DISH is assured that the Service is non-violative in accordance with the provisions of this Section 3.2.

3.3 Document Delivery. Upon DISH's request, Network will deliver, or cause to be delivered, to DISH certified copies of all documents (together with certified translations of documents not in the English language) deemed by DISH to be necessary to fully and completely evidence Network’s acquisition of all rights necessary to effect Network’s grant of rights to DISH hereunder. Network will promptly notify DISH in writing if Network has any knowledge of any suit, complaint or claim alleging that the Service or any of its constituent elements infringes or otherwise violate(s) any trademark, copyright or other intellectual property right.

3.4 Electronic Programming Guide. At least twenty-one (21) days in advance of each calendar month during the Term (including the calendar month in which the Launch Date occurs), Network will provide DISH or a third party designated by DISH (in an electronic form suitable to DISH) with a complete and accurate schedule of programming that will be included in the Service for the upcoming month. Network shall notify DISH, or its third party designee, of any changes, additions or deletions in or to the schedule as promptly as practicable. If Network fails to timely deliver or update any required information or the information does not comply with the reasonable technical requirements set out by DISH, Network shall pay to DISH the amount specified in Part A as “EPG Failure Reimbursement” for each such failure.

3.5 Second Service. Network agrees that it will not use the Service to nest or incubate another programming service within the Service (a “Second Service”), nor will it ‘clone’ the Service into a Second Service by duplicating programming from the Service on to any such Second Service and/or by removing programming from the Service and distributing it on such Second Service.

4. DELIVERY AND DISTRIBUTION OF THE SERVICE.

4.1 Signal Delivery by Network.

4.1.1 Delivery of Signal and IRDs. Network shall, within ten (10) days of the Effective Date, deliver the Signal and corresponding IRDs to the Delivery Point set forth in Part A (the “Delivery Point”) via the delivery method set forth in Part A (the “Delivery Method”) and shall be solely responsible for all costs of production, programming and delivery of the Signal to the Delivery Point. In the event that Network fails to deliver the Signal and IRDs to the Delivery Point in accordance with the immediately preceding sentence then, in addition to all other rights and remedies available to DISH, DISH shall be entitled, and Network specifically consents, to injunctive relief (including without limitation specific performance) without need for DISH to post any bond or to demonstrate a likelihood of success on the merits. For clarity, Network expressly agrees to the foregoing and covenants never to contend to the contrary. In the alternative, DISH may, in its sole and absolute discretion, charge Network USD $25,000 per Reporting Period (pro-rated for any partial Reporting Period(s)) for each Reporting Period during which Network is in breach of its obligations under this Section 4.1.1. DISH reserves the right to change the Delivery Point in its sole discretion upon reasonable notice to Network. Network must deliver the Signal so that the content as broadcast in its country of origin is time delayed to correspond to the prevailing time on the East Coast of the United States and in NTSC format. If Network does not deliver the Signal in accordance with the foregoing sentence, then in addition to any other remedies DISH may have with respect to any such breach, DISH may time delay and/or convert the Signal into NTSC format and Network shall immediately reimburse DISH at DISH’s standard rates with respect to the provision of such services (and, for clarity, such amounts owed DISH shall be subject to Section 5.6 (Offset) below). The technical quality of the Service and Signal as delivered by Network to the Delivery Point shall meet or exceed United States industry standards for paid television general entertainment programming. Network shall fully encrypt all Service signals (including the Signal) in the Territory regardless of whether the transmission is to DISH or for another purpose. In addition, should either the primary or secondary IRDs fail or be incompatible with the technology and equipment at the Delivery Point, Network agrees to replace it at Network’s sole cost and expense. Launch or continued carriage (as applicable) of the Service is contingent upon DISH’s receipt of a continuously acceptable Signal (as determined by DISH) and IRDs in accordance with this Agreement, and such IRDs being operational and compatible with the technology and equipment at the Delivery Point without need for DISH to incur any additional expense in connection therewith. Any equipment provided to DISH by Network pursuant hereto will become DISH’s sole and exclusive property upon delivery of the equipment to DISH and DISH shall have no duty to Network with respect thereto, provided that upon expiration or termination of this Agreement DISH will return all such equipment to Network upon the written request of Network and so long as Network agrees to pay the shipping costs associated with such return, and further provided that all such equipment shall be returned ‘as is’ and Network agrees that DISH shall have no liability whatsoever with respect to the condition of any such equipment.

4.1.2 Technology Changes. Network may change the Delivery Method or encryption technology used to encode the Signal after the Service has been launched (a “Technology Change”); provided that Network: (i) gives DISH written notice containing a detailed description of the Technology Change at least sixty (60) days prior to the date upon which it will be implemented; (ii) provides to DISH a minimum of thirty (30) days to test the Signal and any new equipment prior to implementing any Technology Change and is informed by DISH that the Technology Change is acceptable to DISH; and (iii) pays all additional costs incurred by DISH in order to receive, decode, compress, digitize, transmit or otherwise manipulate the Signals affected by such Technology Change within fifteen (15) days after DISH provides Network with an invoice for such costs.

4.1.3 Closed Captioning. If required by any United States law, rule or regulation, Network shall, at Network’s sole cost and expense (including without limitation the payment of any additional production costs associated therewith), deliver the Signal to the Delivery Point in a closed-captioned format along with any other Signal requirements specified by any regulatory authority in the Territory regardless if such requirements are otherwise placed on DISH, Network, or any other party.

4.2 Signal Transmission by DISH.

4.2.1

(a) Delivery to Service Subscribers. Except as otherwise set forth in this Agreement, and subject to Network’s compliance with the terms and conditions contained herein, DISH shall be responsible for the costs of transmission of the Service from the Delivery Point to Service Subscribers. DISH will maintain a transmission quality for the Service that is at least comparable to the quality of other international programming services that are situated similarly with the Service (with respect to transponder frequency) but in no event shall DISH be required to deliver a Signal with a technical quality that is higher than the technical quality of the video and audio Signal of the Service as delivered by Network hereunder.

(b) Reservation of Rights to Bandwidth. Network represents and warrants that all of the signal distribution capacity contained within the bandwidth of the Signal (other than the principal video and accompanying audio portions of the Signal (the “Primary Signal”)), including, without limitation, any portions of the bandwidth that may be created or made useable as a result of the digitization or compression of the Signal is not essential to or a part of the Service or necessary to the delivery or distribution of the Service. DISH reserves all rights in and to, and use of, the bandwidth of the Signal, including without limitation, audio sub-carriers and all lines of the vertical blanking interval (“VBI”) (and/or its digital equivalent), from the Delivery Point through to Service Subscribers, and nothing herein shall restrict DISH from using any and all of the bandwidth of the Signal from the Delivery Point by any means or for any purpose, so long as any such use does not materially degrade or interfere with the quality of the Primary Signal, provided that DISH shall transmit to Service Subscribers all data or information that the U.S. Federal Communications Commission (“FCC”) or other applicable law or regulation requires DISH to transmit at any time during the Term (the “Required Materials”). Notwithstanding anything contained herein to the contrary, DISH shall have the right, but not the obligation, to distribute any material, information, data, images, sounds or features contained or embedded in or around any portion of the feed provided to DISH for the Signal that is not part of the Primary Signal or part of the Required Materials. Network further agrees that it shall not embed any material or information into or around any portion of the Signal that cannot be removed and/or blocked by DISH using equipment then-existing and available at the Delivery Point (which is expressly permitted hereunder and, in respect of which, Network agrees to provide DISH such reasonable assistance and information as DISH may request) and, then, only so long as such removal and/or blockage will not remove, block, interfere with or impede in any way the Primary Signal or any of the Required Materials. If the equipment required to block or strip such material as inserted or embedded by Network is then commonly used in the pay television industry by DBS providers, DISH shall be responsible for obtaining such equipment. Notwithstanding the foregoing, Network agrees that, other than Required Materials, it shall not embed any material, information, data, images, sounds or features into or around any portion of the Signal in which any Required Materials are transmitted or which would in any detectable manner impede, interfere with or degrade the function of any hardware, software, firmware or any other equipment or devices then in use by DISH. Network represents that, other than the Required Materials, it is not currently engaged in any such embedding with respect to the Service and agrees that it shall provide DISH with ninety (90) days’ advance written notice (or such shorter time as is practicable under the circumstances) of its intention to embed any information in or around the Signal prior to commencement of such embedding, which notice shall describe with specificity the information Network intends to so embed and the technical placement of such information within the Signal. Further, Network agrees that after commencement of its embedding of any information in or around the Signal it shall provide one hundred twenty (120) days’ advance written notice (or, if shorter, the maximum length of time that is practicable under the circumstances) of its intention to change any of the information embedded in or around the Signal and/or the technical placement of such information within the Signal.

4.2.2 Orbital Location. Network acknowledges and agrees that DISH may, in its sole discretion, launch the Service at or to one or more different orbital locations. Network further acknowledges and agrees that after launch DISH may, in its sole discretion, move the Service to one or more different orbital locations or offer the Service to consumers at multiple orbital locations (in addition to the initial orbital location) or by any distribution system or technology that is owned, operated, leased or otherwise controlled or accessed by DISH or any of its Affiliates in furtherance of and without limiting the distribution rights granted to DISH hereby. DISH’s broadcast of the Service is intended to be distributed only within the Territory, however Network acknowledges that the Signal when transmitted from the satellite will extend beyond the geographic boundaries of the Territory and agrees that such ‘spill over’ shall not constitute a breach of this Agreement.

4.2.3 Packaging. DISH, in its sole and absolute discretion, may offer a-la-carte subscriptions to the Service or bundle the sale of the Service with any other programming package that is now, or may be in the future, offered by DISH. In addition to the foregoing, DISH may require a minimum level of programming (e.g., DISH’s AT 120 programming package) before a Service Subscriber may receive the Service.

4.2.4 Recorded Programming. DISH shall have the right to record, store and make copies of any and all portions of the Service received by DISH during the Term (the “Recorded Programming”). DISH shall have the right, but not the obligation, to substitute any or all of the Recorded Programming for any portion of the Service in such manner and at such times as it shall determine in its sole judgment during any period in which a technical or other defect in such Signal(s) exists, and to exercise any and all rights granted to DISH hereunder with respect to the Service, in such manner and at such times as DISH shall determine in its sole judgment.

5. SERVICE REVENUE CALCULATION; LICENSE FEE PAYMENTS.

5.1 Service Revenues. “Service Revenues” shall mean the monthly revenues received by DISH attributable to distribution of the Service when subject to a revenue split (i.e., pursuant to Part C) for each particular Reporting Period. Network acknowledges and agrees that, for purposes of calculating Service Revenues, the following shall not be considered, and shall be expressly excluded from all Service Revenues: (i) automatic number identification charges; (ii) monthly minimum requirement programming fees; (iii) equipment or equipment upgrade fees; (iv) activation and/or installation fees; (v) access fees; and (vi) other incremental service fees or charges imposed by DISH that are not directly related to the Service.

5.2 Bundled Services. In the event that DISH elects to bundle the Service with any other programming package(s) or service(s) (each, individually, a “Bundled Service” and collectively, “Bundled Services”), the Service Revenues attributable to the Service (or any individual channel comprising the Service within a Bundled Service) when subject to a revenue split (i.e., pursuant to Part C) each Reporting Period shall be calculated by dividing the total revenue received by DISH for the Bundled Service by the number of programming services included in the Bundled Service. For example, if there are four (4) programming services in a Bundled Service and a single channel comprising the Service constitutes one (1) of the four (4) channels within the Bundled Service, then the Service Revenue attributable to the single channel comprising Service within such Bundled Service shall be twenty five percent (25%) of the revenue received by DISH for the corresponding Bundled Service.

5.3 Bulk-Billed Services. For Residential Locations and Commercial Locations that are in a multiple dwelling unit (“MDU”) that is itself a Bulk-Billed Service Subscriber, the number of Service Subscribers attributable to such MDU shall be determined on an equivalent billing unit (“EBU”) basis. The EBU basis shall be calculated by dividing the rate such MDU is charged for the Service or Bundled Service by the retail rate Residential Locations are charged for the corresponding Service or Bundled Service (or most comparable Bundled Service if not the same).

5.4 Adjustments and Calculations. Notwithstanding anything to the contrary set forth in this Agreement, DISH shall be entitled to adjust License Fees for any given Reporting Period to account for: (i) losses due to bad debt and/or (ii) refunds or credits issued by DISH. For the purposes of this Section 5, the average number of Service Subscribers (including Commercial Location Subscribers) shall be calculated by taking the sum of: (a) the number of Service Subscribers as of the last day of the Reporting Period in question; and (b) the number of Service Subscribers as of the last day of the immediately preceding Reporting Period and dividing by two (2).

5.5 Payments. Provided Network is not in material breach or default of this Agreement, and further provided that Network has delivered all requisite documentation to DISH (including without limitation IRS Form W-8 BEN or W-9, as applicable, and an employer identification number) DISH shall send the License Fees for a given Reporting Period (after adjustment in accordance with Part C and this Section 5, as applicable) via U.S. mail to Network in the form of a corporate check (or by other mechanism determined by DISH) no later than sixty (60) days after the end of the calendar month in which the Reporting Period ends.

5.6 Offset. DISH may offset against any amounts otherwise due to Network (or any Affiliate of Network) hereunder any amounts due to DISH (or any Affiliate of DISH) from Network (or any Affiliate of Network).

5.7 Retail Price of Service. The retail price(s) for the Service for Residential Locations, Commercial Locations, Bulk-Billed Service Subscribers and for Bundled Service Subscribers shall be determined from time to time by DISH in its sole discretion.

5.8 Taxes. Each party shall be responsible for all taxes appropriately assessed or levied against such party, including all state and federal income and withholding tax(es). DISH will withhold, from all payments owed to Network hereunder, United States withholding taxes at the highest applicable rate under U.S. tax regulations unless DISH has received from Network proof, satisfactory to DISH in its sole discretion, that payment to Network is exempt from withholding taxes or subject to a reduced treaty rate as documented on a U.S. Treasury Form W-9 or W-8 BEN. Network shall provide such documentation to DISH within fifteen (15) days of the Effective Date.

6. REPORTS. Upon request by Network, within sixty (60) days after the end of the calendar month during the Term of this Agreement, DISH shall supply to Network for the Reporting Period that ended during such month, a report setting forth the total number of Service Subscribers, Commercial Location Subscribers and Bulk-Billed Service Subscribers as of the last day of that Reporting Period, the total number of Service Subscribers, Commercial Location Subscribers and Bulk-Bulled Service Subscribers as of the last day of the immediately preceding Reporting Period and any other financial information that DISH deems necessary to compute the amount due to Network for such Reporting Period.

7. PROMOTION.

7.1 Network Responsibilities. Network shall perform the Marketing Commitment set forth on Part D, and shall market and promote the Service to prospective Service Subscribers in the Territory. DISH agrees to permit Network to use DISH’s trademarks to market the Service to Service Subscribers and potential Service Subscribers; provided that any such use is subject to DISH’s prior approval in each instance, which approval shall not be unreasonably withheld. DISH’s approval shall be deemed to have been withheld if not specifically given. Network acknowledges and agrees that the name, trade name and service mark ‘DISH Network®’ and any and all other names, trade names, service marks and trademarks of DISH and its Affiliates are the exclusive property of DISH and its Affiliates and that Network has not and will not acquire any proprietary rights therein by operation of this Agreement or otherwise.

7.2 DISH Responsibilities. DISH shall market and promote the Service to prospective Service Subscribers in the Territory. Network hereby agrees that DISH may use any of Network’s trademarks, service marks and trade names to market the Service to customers. DISH acknowledges and agrees that such trademarks are Network’s exclusive property and that DISH has not and will not acquire any proprietary rights therein by operation of this Agreement or otherwise.

7.3 Other DISH Programming. Network will use commercially reasonable efforts to market and promote DISH’s most widely distributed domestic programming packages (currently AT 120, AT 120+, AT 200, AT 250 and/or America’s Everything Pak) to Service Subscribers and potential Service Subscribers.

7.4 Customer Service Center. Network shall establish a customer service department located in the United States, having both English and Network Foreign Language capabilities, which shall be available at least twelve (12) hours each day between the hours of 9:00 am and 9:00 p.m., Eastern Time, solely for the purposes of responding to inquiries and complaints regarding the Service.

7.5 Customer Payments. Network acknowledges and agrees that under no circumstances shall Network collect or recognize as its revenues any payment for subscriptions to the Service directly from any Service Subscriber, and that all payments for subscriptions to the Service will be made directly to DISH. In the event that, notwithstanding Network’s best efforts to comply with this requirement, any Service Subscriber forwards any payment to Network rather than to DISH directly, Network shall immediately forward the payment, including any and all sales or similar tax payments included within the amount forwarded to Network, to DISH without deduction or offset of any kind, and shall instruct the Service Subscriber that all future payments for the Service must be made to DISH directly.

8. COMMERCIAL ADVERTISING INSERTIONS

8.1 Advertising Times. The total number of commercials and other advertising included within the Service shall not be more than twelve (12) minutes per hour and shall not be in more than three (3) minute blocks, with each such block separated by at least five (5) minutes of regular programming. Each individual commercial or other advertising message shall not exceed sixty (60) seconds in duration.

8.2 DISH Advertising Allocation. DISH shall be entitled to the Advertising Allocation set forth in Part D and may, in its discretion, use such Advertising Allocation, in any langauge, to cross-promote other programming services or sell such Advertising Allocation time to third parties. All such advertising/promotional time shall be evenly distributed throughout each and every hour and DISH shall not be disadvantaged in any way with respect to the placement of its advertising. If DISH determines in its reasonable discretion that it is being disadvantaged, DISH reserves the right to insert its advertisements/promotions at times it chooses in its sole discretion. Any advertising/promotional time not specifically granted to DISH hereunder shall be retained by Network for use at its own discretion and control (subject to the terms hereof). DISH shall be entitled to keep all revenues and other consideration received by it and its Affiliates in any form whatsoever in connection with the sale of commercial advertising space on the Service.

8.3 Insertion; Affidavits. DISH shall have the right, but not the obligation, to directly insert commercials/promotions and other messages into the Service in accordance with Part D. If Network is so inserting commercials/promotions, Network shall deliver to DISH an affidavit monthly, in form acceptable to DISH and signed by an officer of Network, certifying that each commercial/promotion was actually inserted into the Service during the prior month. If Network fails to insert or certify (as to any such insertion) any such commercial/promotion, then Network shall immediately owe DISH the fair market value (as determined by DISH in its sole discretion) of the time slots that such commercial/promotion was not inserted or certified (as to any such insertion) as liquidated damages and not as penalty and Network covenants to never contend to the contrary.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual. Each party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state and/or country under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

9.2 By Network. Without limiting and in addition to Network’s other representations and warranties set forth in this Agreement, Network represents and warrants to DISH that:

9.2.1 it presently owns and will continue to own at all times during the Term all rights necessary to grant DISH and its Affiliates the rights contracted for by DISH under this Agreement, including without limitation all rights necessary to permit DISH and its Affiliates to distribute and broadcast all programming content included within the Service in the Territory in accordance with the grant of rights set forth in Section 2 above;

9.2.2 it presently has and will continue to have at all times during the Term all rights necessary to grant DISH the right to use Network’s trademarks, service marks, logos and related trade usage as permitted hereunder;

9.2.3 it and the Service presently are and will remain, at all times during the Term, in full compliance with all applicable laws, codes, rules and regulations, including without limitation all such statutes, laws, rules, regulations and orders enforced, administered, promulgated or pronounced in the United States and in the country or countries in which the content for the Service originated;

9.2.4 no programming included as part of the Service will be defamatory, libelous, slanderous or obscene nor will it contain any material that violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity;

9.2.5 no advertising sold or inserted by Network in the Service shall be for, of or concerning any multi-channel video programming service provider or distributor other than DISH;

9.2.6 it will license and pay for as and when due any and all copyright, royalty or other performance rights payments through to the viewer, including without limitation payments to ASCAP, BMI, SESAC and any other applicable music performance society or other applicable entity with respect to all programming included as part of the Service;

9.2.7 it will not directly or indirectly grant (or allow any third party to grant) any other programming distributor any rights whatsoever with respect to the Service (or any individual programs contained therein) within the Territory or directly or indirectly assist any third party with the acquisition of any rights to distribute Network Foreign Language programming services in the Territory;

9.2.8 it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder;

9.2.9 no third party has claimed, or to the best knowledge of Network has, any rights that would be inconsistent with the rights granted to DISH hereunder;

9.2.10   no current or former employee of DISH, or any current or former employee of any Affiliate of DISH, has at any time exercised or held any direct or indirect ownership interest in Network or any Affiliate or subsidiary of Network or control over either of the foregoing either directly or indirectly or through one or more intermediaries. For the purposes of this Section, the term “control” shall mean the power to direct or cause the direction of the management, policies and/or affairs of a person or entity whether through the ownership of voting securities, by contract or otherwise;

9.2.11   neither Network, any Affiliate or subsidiary of Network, nor any person with an ownership interest in Network, has directly or indirectly, previously paid, or has any present or future obligation to provide, nor will it provide, consideration in any form  to any current or former employee of DISH, or any current or former employee of an Affiliate of DISH, including without limitation any commissions, finders fees, consulting fees or any other form of consideration, monetary or otherwise; and

9.2.12   during or prior to the negotiation of this Agreement and any term sheet(s) related thereto, no current or former employee of DISH or any Affiliate of DISH disclosed or provided any information to Network or any representative of Network, any non-public information regarding DISH including without limitation any information relating to pricing practices and revenue models that would reasonably be considered confidential and/or proprietary, that resulted in a more favorable economic position for Network hereunder, or that reasonably could have influenced Network’s negotiations related to or decision to enter into this Agreement.

9.3 By DISH. Without limiting and in addition to Section 8.1, DISH represents and warrants to Network that:

9.3.1 it presently has and will continue to have at all times during the Term all rights necessary to grant Network the right to use DISH's trademarks, service marks, logos and related trade usage as permitted hereunder;

9.3.2 no advertising developed by DISH and inserted by DISH as part of the Service will be defamatory, libelous, slanderous or obscene nor will it contain any material that violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity.

9.4 Disclaimer of Warranty. DISH MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER (EITHER EXPRESS, IMPLIED) AND HEREBY EXPRESSLY DISCLAIMS ALL LIABILITY WITH RESPECT TO ANY THIRD PARTY TRANSPORT OF THE SIGNAL FOR THE SERVICE (INCLUDING WITHOUT LIMITATION TRANSPORT BY ANY OF DISH’S AFFILIATES). IF AND TO THE EXTENT THERE IS ANY SIGNAL FAILURE FOR ANY REASON WHATSOEVER WITH RESPECT TO SUCH TRANSPORT, NETWORK AGREES THAT DISH’S LIABILITY, TO THE EXTENT SUCH LIABILITY IS FOUND NOTWITHSTANDING THE FOREGOING DISCLAIMER, SHALL BE LIMITED TO ANY ACTUAL MONEY DAMAGES DISH RECEIVES FROM ANY THIRD PARTY TRANSPORT SERVICE PROVIDER SPECIFICALLY ATTRIBUTABLE TO THE PROGRAMMING SERVICE BEING TRANSPORTED.

10. CONFIDENTIALITY. The provisions of this Section 10, shall survive expiration or termination of this Agreement indefinitely.

10.1 Confidential Information. Each party agrees, and it is of the essence under this Agreement, that they and their employees, representatives and agents have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or proprietary information of all kinds, whether oral or written, acquired or devised or developed in any manner from the other party's personnel or files (the “Confidential Information”), and that they (the “Receiving Party”) have not and will not reveal the same to any persons not employed by the Receiving Party except with respect to any of the following: (i) at the written direction of the other party; (ii) to the extent necessary to comply with any law, rule or regulation, the valid order of a court of competent jurisdiction, or a requirement of the Securities and Exchange Commission or any successor agency thereto; provided that the Receiving Party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information; (iii) as part of its normal reporting or review procedure to its shareholders, parent company, its attorneys, its investment bankers, and its auditors (excluding audits by third party distributors unless such audit is conducted in a ‘black box’ environment – i.e., conducted through an independent “Big 4” public accounting company so that such third party distributor will not see any Confidential Information and will only be notified that Network is in compliance or not in compliance with the subject matter of such audit), provided that the Receiving Party shall be liable for any disclosure by any of the foregoing and such shareholders, parent company, attorneys, investment bankers and auditors agree to be bound by the provisions of this Section 10; and (iv) in order to enforce any of its rights pursuant to this Agreement; provided that the Receiving Party shall seek confidential treatment of such information.

10.2 Subscriber Information. Any and all DISH Subscribers’ (including Commercial Service Subscribers and Bulk-Billed Service Subscribers) names and information, including, without limitation, telephone numbers, physical addresses, email addresses, account numbers, profiles or other identifying information (“Subscriber Information”) are, as between DISH and Network, the sole and exclusive property of DISH, and DISH shall have no obligation whatsoever to provide any Subscriber Information to Network. During the Term and at all times thereafter, Network shall treat any and all Subscriber Information that it may receive from DISH as strictly Confidential Information, and will not directly or indirectly disclose any Subscriber Information or directly or indirectly use, or permit any others to use any Subscriber Information for any purpose. Without limiting the generality of the foregoing, Network shall not use any Subscriber Information to solicit Service Subscribers to any competing platform.

10.3 Remedies. Each party agrees that a breach of these obligations of confidentiality will result in the substantial likelihood of irreparable harm and injury to the other party, for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to the other party’s right to exercise any other rights and remedies it may have, including, without limitation, the right to terminate this Agreement and seek damages or other legal or equitable relief.

10.4 Economic Benefits. In the event that Network derives an economic benefit, in any form, from a violation of its obligations under this Section 10, Network hereby agree that such economic benefit is the property of DISH and that Network shall deliver the cash value of the economic benefit to DISH immediately upon receipt of the economic benefit. Network further agree to hold such economic benefit in trust for the benefit of DISH until such time as its cash value is delivered to DISH. Network agree to the foregoing without prejudice to DISH to exercise any other rights and remedies it may have, including without limitation, the right to terminate this Agreement and seek damages or other legal or equitable relief.

10.5 Public Announcements. In addition to the restrictions on the disclosure of Confidential Information contained herein, neither party hereto, nor its officers, employees, agents and representatives shall except as required by law (such requirement to be confirmed by a written legal opinion to the other party), make any Public Announcements or other disclosures relating to its discussions, negotiations, and/or the terms of any potential agreement or relationship with the other party or any of its Affiliates without the prior written approval of such other party. For the purpose of this Agreement, “Public Announcement” means the disclosure to any person or entity other than those persons or entities permitted to receive Confidential Information pursuant to the terms hereof, by any means including, but not limited to, a press release; a written or oral statement made to the media, trades, publications or any other public audience or unauthorized third party; a written or oral statement published on Network’s website or on another Internet site or chat room and/or distributed by facsimile, email, voicemail, regular mail, private delivery service, newsletter and/or recorded message.

11. INDEMNIFICATION. The provisions of this Section 11, shall survive expiration or termination of this Agreement unitl all Claims (as defined below) arising out of or in connection with this Agreement have tolled under the corresponding statute of limitations.

11.1 By Network. Network shall indemnify and hold harmless DISH, its Affiliates, and its and their respective directors, officers, members, employees and agents (collectively, the “DISH Indemnitees”) from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (each a “Claim” and collectively, “Claims”) against or adverse to any of the DISH Indemnitees arising out of: (i) the breach or default of any of Network’s representations, warranties, covenants, obligations or duties herein; (ii) the content of the Service (including, without limitation, advertising spots and direct on-air sales programming), including, without limitation, any claims alleging that the transmission of any programming provided by Network or any of its Affiliates (whether or nor set forth on Part A) is defamatory, libelous, slanderous or obscene, or violates or infringes any copyright, right of privacy or literary, dramatic or music performance right of any person or entity; (iii) the sale or marketing of any products or services by, through or on the Service; (iv) Network’s advertising and marketing of the Service (unless the relevant materials are provided by DISH); (v) Network’s election of a tax treaty withholding rate on the W-8 BEN referenced in Section 5.8 (Taxes) above and any and all attendant taxes and tax liability; (vi) Network’s use of any logos, trademarks, service marks, trade names or other identifying information of DISH inconsistent with DISH’s instructions; or (vii) any interruptions in the transmission of the Service to DISH.

11.2 By DISH. DISH shall indemnify and hold harmless each of Network, its Affiliates, directors, officers, employees and agents of Network, (collectively, the “Network Indemnitees”) from, against and with respect to any and all Claims incurred in connection with any claims against the Network Indemnitees arising out of: (i) the breach or default of any of DISH's representations, warranties, covenants, obligations or duties hereunder; or (ii) any advertising materials created by DISH and inserted in the Service by DISH (unless the relevant materials are created and inserted at the direction of Network).

11.3 Procedures. A party claiming indemnification under this Section 11 shall promptly notify the other party in writing of any Claim for which indemnification is sought. The indemnifying party shall undertake the defense of any Claim and permit the indemnified party to participate therein using counsel of the indemnified party’s choosing at the indemnifying party’s expense. If, in the reasonable discretion of DISH, Network fails to diligently defend a Claim for which it is the indemnifying party, then DISH may assume the control of such Claim at Network’s expense. The indemnified party, at the indemnifying party’s cost, will cooperate fully in the defense of the Claim. The settlement of any Claim, in whole or in part, by an indemnified party, without the indemnifying party's prior written consent, shall release the indemnifying party from its obligations hereunder with respect to that portion of the Claim so settled. It is expressly agreed that Network shall not settle or otherwise dispose of any Claim adverse to DISH hereunder without the prior, express written consent of DISH.

12. DEFAULT AND TERMINATION.

12.1 By DISH. In addition to any other rights it may have under this Agreement, at law or in equity, DISH may terminate this Agreement by sending written notice to Network should any of the following occur: (i) Network is in material breach of any representation, warranty, covenant or obligation in this Agreement, that certain International Affiliation Agreement, for the channel known as Dandana TV, by and between DISH and Network dated November 9, 2005, as amended, that certain International Affiliation Agreement, for the channel known as Mazzika, by and between DISH and Network dated November 9, 2005, as amended, or that certain Settlement Agreement by and between DISH and Network and such breach (if capable of being cured) has not been cured within thirty (30) days of DISH’s notice thereof; (ii) Network fails to deliver the Signal and the IRDs to DISH within forty-five (45) days of the Effective Date; (iii) Network becomes insolvent, or voluntary or involuntary bankruptcy, insolvency or similar proceedings are instituted against Network; (iv) the content of the Service fails to comply with any U.S. (local, state or federal) or international laws, rules or regulations, including without limitation such statutes, laws, rules, regulations and orders enforced, administered, promulgated or pronounced by the FCC; or (vi) an interruption in the transmission of the Signal to the Delivery Point, if the transmission of the Signal has not been resumed to acceptable levels (as determined by DISH in its reasonable discretion) within seventy-two (72) hours of said interruption. In addition to and not in limitation of the foregoing, DISH may also terminate this Agreement in accordance with the Term and Renewal provision of Part A in the event the Service ranks third (3rd) or lower in its respective Bundled Service during the Renewal Period.

12.2 By Network. In addition to any other rights it may have under this Agreement, at law or in equity, Network may terminate this Agreement by sending written notice to DISH should DISH be in material breach of any representation, warranty, covenant or obligation in this Agreement and such breach has not been cured within sixty (60) days of Network’s notice thereof.

12.3 Wind Down. Upon the expiration or earlier termination of this Agreement, if DISH has already launched the Service then, at DISH’s election, Network shall continue to provide DISH the Service under the terms and conditions outlined herein for a period of twelve (12) months after such expiration or earlier termination so that DISH may: (i) continue to deliver the Service to those Service Subscribers that purchase a monthly or multi-month subscription; and/or (ii) notify Service Subscribers; and (iii) attempt to migrate them to other programming services.

13. MISCELLANEOUS.

13.1 Waiver; Remedies Cumulative. The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party. No waiver by either party shall be effective unless memorialized in writing by the party waiving its right(s). All rights and remedies reserved to either party shall be cumulative and shall not be in limitation or in lieu of any other right or remedy that such party may have at law or in equity.

13.2 Limitation of Liability. IN NO EVENT SHALL ANY PROJECTIONS OR FORECASTS BY DISH BE BINDING ON DISH AS COMMITMENTS OR PROMISES. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR WITH RESPECT TO THE PERFORMANCE OF A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL DISH OR ANY AFFILIATE OF DISH BE LIABLE FOR ANY LOST PROFITS OR ANY EXEMPLARY, SPECIAL, EXPECTATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO NETWORK. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF DISH AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT EXCEED THE LICENSE FEES ACTUALLY PAID BY DISH. IN NO EVENT SHALL DISH OR ANY AFFILIATE OF DISH BE REQUIRED TO SPECIFICALLY PERFORM ANY OBLIGATION (EXCEPT WITH RESPECT TO PAYMENT OF PAST DUE LICENSE FEES HEREUNDER) CREATED HEREBY.

13.3 Attorney Fees. In the event of any suit or action to enforce or interpret this Agreement or any provision thereof, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney fees, both at trial and on appeal, in addition to all other sums allowed by law.

13.4 Successor Interests; Assignment. This Agreement is binding upon the respective successors and assigns of the parties. No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior express written consent of the other party to this Agreement, except that DISH may assign this Agreement in whole or in part to an Affiliate at any time without the consent of Network. In furtherance and without limitation of the foregoing, in the event that any person or entity who, as of the date first written above, did not possess, directly or indirectly, the power to direct or cause the direction of management or policies of Network, whether by virtue of the ownership of voting stock, by contract or otherwise, later comes into possession of such power, that will be considered an assignment requiring DISH’s consent hereunder. Any assignment or other transfer prohibited herein shall be null and void.

13.5 Notices. All notices to be given pursuant to this Agreement shall be in writing, signed by the party issuing them, and sent by: (i) facsimile transmission; (ii) first class certified mail, postage prepaid; or (iii) overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the following address, or sent by facsimile to the following fax number, or such other address or fax number as such party may have substituted by notice given to the others in accordance with this Section. The sending of such notice with confirmation or receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by certified mail or by overnight courier service) shall constitute the giving thereof:

If to Network: Dandana, LLC

87 W. Passaic St.

Rochelle Park, NJ 07662

Attn: Andy Altahwi

Fax No:

If to DISH: DISH Network L.L.C.

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attn: VP of International Programming

Fax No.: (303) 723-1520

with a copy to: Attn: General Counsel

Fax No.: (303) 723-1699

13.6 Governing Law and Exclusive Jurisdiction. This Agreement, and any Claim or dispute relating to this Agreement, or in any way relating to the relationship between the parties hereto, shall be exclusively governed by and construed in accordance with the laws of the State of Colorado, excluding any provisions thereof that direct the application of any other laws, including without limitation its conflict of law provisions. The federal and state courts located in the State of Colorado shall have exclusive jurisdiction to hear and adjudicate any claims, disputes, actions or suits that may arise under or out of this Agreement. The parties voluntarily consent to the personal jurisdiction of, and waive any objection as to venue in, such courts for such purposes. Within ten (10) business days of the Effective Date, Network shall provide to DISH the name, address, and contact information of its registered agent for the purpose of service of process. In addition, Network agree to waive service of process if requested to do so in writing by DISH and such request to waive service may be delivered by any of the following: facsimile, first class mail, overnight courier, International Mail, or similar manner of transmission. DISH agrees that a copy of any document filed in a court of competent jurisdiction will also be transmitted to Network via one or more of the following: facsimile, first class mail, overnight courier, International Mail, or similar manner of transmission.

13.7 Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. The invalidation or unenforceability of any provision contained in this Agreement shall in no way affect any of the other provisions hereof or the application thereof and the same shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any term or provision herein, or the application thereof to any person, entity, or circumstance, shall to any extent be invalid or unenforceable, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any applicable law is changed in a way that makes any term of this Agreement illegal or unenforceable, or changes the intent (including without limitation the economic, marketing, packaging or other intent) of any provision of this Agreement, or of this Agreement as a whole, the parties shall negotiate in good faith regarding a modification of the Agreement to account for such change in applicable law(s).  If the parties are unable to mutually agree to a modification of this Agreement, DISH may, in its sole discretion, either terminate this Agreement without liability to Network or deem the affected term as stricken from this Agreement.

13.8 Entire Agreement, Construction, Effectiveness, and Modification. This Agreement (including all Parts hereto) contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, representations or undertakings between the parties with respect to the subject matter hereof, including any prior Affiliation Agreement entered into between the parties or their predecessors in interest. The captions used herein are for reference purposes only and shall not be used in the interpretation of this Agreement. This Agreement has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted. This Agreement will not become effective, binding or valid in any manner whatsoever, in whole or in part, until signed by DISH. No modification or amendment of any of the terms or conditions of this Agreement shall be effective unless memorialized in a writing that has been signed by DISH and Network.

13.9 No Clean Slate. Notwithstanding anything to the contrary in this Agreement, Network hereby acknowledges and agrees that any and all claims by DISH arising out of that certain International Affiliation Agreement for the channel known as Mazzika, by and between DISH and Network dated November 9, 2005, as amended, including without limitation, claims for indemnification arising out of that certain litigation entitled Starz for Art Production FZ, LLC v. Dandana, LLC, et. al. Case No. 10-10629, pending in the US District Court for the District of Massachusetts (the “Mazzika Litigation”), and/or any other existing agreement or arrangement between the parties shall continue in full force and effect following expiration or termination thereof and hereof. In addition to the foregoing, Network hereby acknowledges and agrees that Network shall continue to be responsible for any and all attorneys fees and other costs and liabilities arising out of or in connection with the Mazzika Litigation. In addition to any other rights of offset set forth elsewhere in this Agreement, including without limitation Section 5.6, Network hereby agrees that DISH may offset against any amounts otherwise due to Network (or any Affiliate of Network, including without limitation, License Fees) hereunder any and all attorneys fees and other costs and liabilites that DISH may incur as a result of or in connection with the Mazzika Litigation.

13.10 Compliance with Law. Network shall comply with, and agrees that this Agreement is subject to, all applicable federal, state and local laws, rules and regulations, including, without limitation, all of the provisions of the Communications Act of 1934 and all amendments thereto, now enacted or hereafter promulgated in force during the Term.

13.11 Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an event of force Majeure including acts of God, war, terrorism, strike, riot, labor dispute, natural disaster, technical failure (including without limitation the failure of all or part of: (1) any satellite that is directly or indirectly owned and/or operated in whole or in part by DISH and/or any of its Affiliates; (2) transponders on which the Service is delivered by DISH to Service Subscribers; or (3) any uplinking or other equipment related to the satellites and/or transponders described in subsections (1) and (2) above but specifically excluding Network’s delivery (or delivery by any third party on Network’s behalf) of the Signal), governmental order or regulation or any other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence. Each of the parties’ respective obligations shall be suspended during the period when a party is unable to fulfill its obligations hereunder by reason of any such occurrence provided that the party whose performance is prevented by any such event of force Majeure shall use its commercially reasonable efforts to mitigate the extent, scope and duration of any such event and its attendant non-performance. In the event that an event of force Majeure prevents Network from performing some but not all of its obligations, then only those obligations that are prevented by such event shall be suspended and Network’s remaining obligations shall remain fully effective and enforceable, notwithstanding such event or anything contained in this Section to the contrary. In addition, the License Fees payable by DISH may be reduced (by DISH) on a prorated basis if a Service Subscriber receives the Service on less than a full-time basis at any time during the corresponding Reporting Period(s). If an event of force Majeure that renders a party’s performance of any of its obligations impossible for more than seventy-five (75) consecutive days, then, notwithstanding any provision of this Agreement to the contrary, the party whose performance is not affected by such event shall have the right to terminate this Agreement upon written notice to the other party without liability to such party.

13.12 Relationship of the Parties. The relationship of the parties hereto is that of independent contractors. Nothing contained herein shall be deemed to create, and the parties hereto do not intend to create, any relationship of employee/employer, partnership, joint venture or agency, nor shall any similar relationship be deemed to exist between them.

13.13 Counterparts. This Agreement may be executed via facsimile and in one or more identical counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

13.14 Conflicts With Parts A through E. In the case of a conflict between the provisions of the Standard Terms and Conditions and Parts A-E, the provisions of the conflicting Part shall prevail.

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